UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 13, 2008

Unigene Laboratories, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-16005	22-2328609
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

81 Fulton Street, Boonton, New Jersey	07005
(Address of principal executive offices)	(Zip Code)

(973) 265-1100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(e) Previously Unigene Laboratories, Inc. (the “Company”) entered into employment agreements, effective January 1, 2000, with each of Dr. Warren P. Levy, the Company’s President, Chief Executive Officer and Director, and Dr. Ronald S. Levy, the Company’s Executive Vice President, Secretary and Director. Pursuant to such agreements, the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (the “Board”) reviews the annual salaries thereunder each year.

On November 13, 2008, the Board reviewed the recommendations of the Compensation Committee, which were based upon an analysis of peer group companies prepared by an outside compensation consultant. Based on this analysis, it was determined that Dr. Warren Levy’s annual salary was approximately 33% or $143,000 below the 50th percentile of chief executive officer salaries at peer group companies and that Dr. Ronald Levy’s salary was approximately 19% or $61,000 below the 50th percentile of executive vice president salaries at peer group companies. The Company has a long-term objective of increasing base salaries closer to the 50th percentile of salaries of executives at peer group companies. In light of this analysis and the recommendations of the Compensation Committee, the Board approved material increases to the annual salaries of Drs. Levy and Levy . Dr. Warren Levy’s annual salary was increased by twenty-one percent (21%) to $345,000. Dr. Ronald Levy’s annual salary was increased by sixteen percent (16%) to $295,000. Both salary increases were effective as of November 13, 2008.

With the exception of the salary increases described above, the terms of Dr. Warren Levy’s employment agreement and Dr. Ronald Levy’s employment agreement, which were previously filed with the Securities and Exchange Commission (the “SEC”) as Exhibits 10.6 and 10.7, respectively, to the Form 10-K filed by the Company for the fiscal year ended December 31, 1999, remain unchanged.

In addition, as part of a review of the Company’s compensation practices, the Board decided that as of January 1, 2009, each of the Drs. Levy will need the approval of the Chairman of the Compensation Committee to carryover more than five (5) vacation days from one calendar year to the next. Previously, days in excess of the five-day maximum could be carried over in management’s discretion. In connection with this change, the Board determined that the Company should pay them for their accrued vacation as of December 31, 2007. In accordance with Company policy, such payments will be equal to ninety percent (90%) of the accrued vacation pay based on the employee’s salary. Such payments will be made in five (5) equal annual payments beginning in January 2009. As of December 31, 2007, Dr. Warren Levy and Dr. Ronald Levy had 207 and 211.5 accrued and unused vacation days, respectively, which, at that time, represented potential payments to the executives of approximately $204,000 and $187,000, respectively. These totals do not include additional earned but unused vacation days for 2008.

Summary Description of Other Key Terms of Employment Agreements

Each employment agreement provides that, after the initial two-year term, the agreement will be renewed on a year-to-year basis unless either party notifies the other of the desire not to renew the agreement no later than three months prior to the scheduled termination date. Each agreement further provides that, upon (a) termination of the employment of the executive by the Company without cause or (b) resignation of the executive for good reason (which is defined to mean a change of control of the Company or a material diminution of the executive’s responsibilities without his consent), the Company will make a lump-sum severance payment to the executive equal to the executive’s then-current annual salary.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIGENE LABORATORIES, INC.

By:	/s/ Warren P. Levy
Warren P. Levy, President

Date: November 19, 2008